UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 11, 2020

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	000-51734 (Commission File Number)	35-1811116 (IRS Employer Identification No.)
2780 Waterfront Pkwy E. Drive
Suite 200
Indianapolis, Indiana 46214
(Address of principal executive offices) (Zip Code)
 Registrant’s telephone number, including area code (317) 328-5660
 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities Registered Pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common units representing limited partner interests	CLMT	The NASDAQ Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
As previously disclosed, Timothy Go, Chief Executive Officer of Calumet GP, LLC (the “Company”), the general partner of Calumet Specialty Products Partners, L.P. (the “Partnership”), notified the board of directors of the Company (the “Board”) that he will resign as Chief Executive Officer of the Company, effective as of June 1, 2020. In connection with Mr. Go’s resignation, the Company and Mr. Go have entered into a Transition and Separation Agreement, effective March 11, 2020 (the “Agreement”). The Agreement will govern Mr. Go’s continued employment with the Company until the date of his separation from service, as well as the separation payments and benefits that Mr. Go may be entitled to receive in connection with that separation.
The Agreement anticipates that Mr. Go’s last day of employment will be June 1, 2020, unless that date is extended by mutual agreement of the parties by up to four (4) weeks, such last day of employment with the Company being the “Separation Date” pursuant to the Agreement. Until the Separation Date occurs, Mr. Go will continue providing services to the Company as may be requested by the Board and will assist with the successful transition to the new Chief Executive Officer. Until the Separation Date, Mr. Go will continue to receive the same compensation and benefits as he was receiving prior to his execution of the Agreement.
In addition, Mr. Go will be entitled to receive the following benefits, as long as he remains continually employed by the Company and compliant with the other terms of the Agreement:

•
A prorated 2020 annual bonus award, either based on actual achievement during the 2020 year as if Mr. Go had remained employed with the Company for 2020 or, in the event that the Company requests limited services from Mr. Go prior to the Separation Date, at the target bonus amount of 150% of Mr. Go’s base salary, paid at the same time that annual bonuses are paid to active employees of the Company. Notwithstanding the foregoing, in lieu of providing such prorated 2020 bonus award, the parties may mutually agree to alternatively provide Mr. Go with a prorated 2020 bonus payment based on the expected performance achievement during the remainder of the 2020 year, to be paid to Mr. Go within thirty (30) days following the Separation Date.

•
A cash bonus payment of up to $1,000,000 if (i) an agreement is executed regarding the sale of the Partnership’s refinery located in Great Falls, Montana (the “Potential Transaction”) by December 31, 2020 and (ii) the Company successfully completes the Potential Transaction.

•
The Company will waive certain non-competition restrictions currently applicable to Mr. Go (contained within Section 11(b)(i) through 11(b)(iv) of the Employment, Confidentiality, and Non-Compete Agreement previously entered into between Mr. Go and the Company effective as of September 14, 2015 (“Employment Agreement”)).

•
All unvested equity-based awards held by Mr. Go on the Separation Date will be forfeited without any consideration, but any vested equity-based awards held by Mr. Go on the Separation Date will continue to be governed by the terms of the applicable equity compensation plan agreements.

The Agreement contains standard mutual releases and non-disparagement provisions for both Mr. Go and the Company and its affiliates. Provided that the parties are in compliance with the terms of the Agreement from execution of the Agreement until the Separation Date occurs, Mr. Go and the Company will be required to re-execute the Agreement following the Separation Date. Unless otherwise specifically noted within the Agreement, as with the non-competition restrictions described above, the Agreement does not release Mr. Go from any of the confidentiality, non-solicitation, non-disparagement, or other applicable restrictive covenants to which Mr. Go is currently bound. In acknowledgement of the consideration provided to Mr. Go in the Agreement, the “Prohibited Period” definition set forth in Section 11(c) of the Employment Agreement will be amended and revised to extend the post-termination period from “12 months” to “24 months.” In connection with his separation from service, Mr. Go will not be entitled to any of the severance benefits contemplated under his Employment Agreement.
The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the complete text of such agreement, which will be filed as an exhibit to the Partnership’s Quarterly Report on Form 10-Q for the three months ending March 31, 2020.

SIGNATURES
 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.

	By:	CALUMET GP, LLC, its General Partner

Date: March 17, 2020	By:	/s/ H. Keith Jennings
Name: H. Keith Jennings
Title: Executive Vice President and Chief Financial Officer